Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Heska Corporation’s Registration Statement on Form S-8 of our report dated February 28, 2020, except for the effects of the change in segments described in Notes 2 and 18, as to which the date is February 26, 2021, relating to the statements of (loss) income, comprehensive loss, stockholders' equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”), which appears in Heska Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Plante & Moran, PLLC
Denver, Colorado
August 8, 2022